CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated September 25, 2013, relating to the financial statements and financial highlights which appears in the July 31, 2013 Annual Report to Shareholders of the Nuveen International Growth Fund (formerly Nuveen Santa Barbara International Growth Fund) (a series of Nuveen Investment Trust II) and our report dated December 27, 2013, relating to the financial statements and financial highlights which appears in the October 31, 2013 Annual Report to Shareholders of the Nuveen International Select Fund (a series of Nuveen Investment Funds, Inc.) which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading “Service Providers” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

July 24, 2014